Exhibit 3.1
AMENDMENT NO. 1 TO THE
THIRD AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT
OF
BLACKSTONE PRIVATE EQUITY STRATEGIES FUND L.P.
This AMENDMENT NO. 1 (the “Amendment”) to the Third Amended and Restated Limited Partnership Agreement, dated as of March 12, 2026 (as may be further amended from time to time, the “Partnership Agreement”), of Blackstone Private Equity Strategies Fund L.P., a Delaware limited partnership (the “Partnership”), is made as of October 1, 2026, by Blackstone Private Equity Strategies Associates L.P., a Delaware limited partnership, as general partner (the “General Partner”).
WITNESSETH
WHEREAS, the Partnership is currently governed by the Partnership Agreement;
WHEREAS, as set forth in Section 11.3(a) of the Partnership Agreement, the General Partner desires to amend the Partnership Agreement as set forth in this Amendment; and
WHEREAS, the General Partner, in its discretion, has determined that this Amendment will not have a material adverse effect on the Limited Partners in the aggregate.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, it is hereby agreed as follows:
1.DEFINITIONS; REFERENCES. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Partnership Agreement. Each reference to “hereof,” “hereunder,” “herein” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Partnership Agreement shall, after the date hereof, refer to the Partnership Agreement as amended hereby.
2.REDESIGNATION. Each Class S Unit, Class D Unit and Class N Unit issued prior to the date hereof is hereby redesignated to a Class S-Series I Unit, Class D-Series I Unit or Class N-Series I Unit, as applicable.
3.AMENDMENT TO THE PARTNERSHIP AGREEMENT.
(a)Article I of the Partnership Agreement is hereby amended as follows:
i.The definition of “Class D Unit” is hereby deleted in its entirety and replaced with the following:
Class D-Series I Unit: A Unit entitling the holder thereof to the rights of a holder of a Class D-Series I Unit as provided in this Agreement.
ii.The following definition is hereby added above the definition of “Class D-Series I Unit”:
Class D-Series E Unit: A Unit entitling the holder thereof to the rights of a holder of a Class D-Series E Unit as provided in this Agreement.

iii.The following definition is hereby added above the definition of “Class I-Series I Unit”:
Class I-Series E Unit: A Unit entitling the holder thereof to the rights of a holder of a Class I-Series E Unit as provided in this Agreement.
iv.The following definition is hereby added below the definition of “Class I-Series III Unit”:
Class I-Series IV Unit: A Unit entitling the holder thereof to the rights of a holder of a Class I-Series IV Unit as provided in this Agreement.
v.The definition of “Class N Unit” is hereby deleted in its entirety and replaced with the following:
Class N-Series I Unit: A Unit entitling the holder thereof to the rights of a holder of a Class N-Series I Unit as provided in this Agreement.
vi.The following definition is hereby added above the definition of “Class N-Series I Unit”:
Class N-Series E Unit: A Unit entitling the holder thereof to the rights of a holder of a Class N-Series E Unit as provided in this Agreement.
vii.The definition of “Class S Unit” is hereby deleted in its entirety and replaced with the following:
Class S-Series I Unit: A Unit entitling the holder thereof to the rights of a holder of a Class S-Series I Unit as provided in this Agreement.
viii.The following definition is hereby added above the definition of “Class S-Series I Unit”:
Class S-Series E Unit: A Unit entitling the holder thereof to the rights of a holder of a Class S-Series E Unit as provided in this Agreement.
ix.The definition of “Hurdle Amount” is hereby deleted in its entirety and replaced with the following:
Hurdle Amount: For any period during a Reference Period, a Hurdle Amount means that amount that results in a 5% annualized internal rate of return on the Net Asset Value of the relevant Units of the Aggregator outstanding at the beginning of the then-current Reference Period and all relevant Units issued since the beginning of the then-current Reference Period, calculated in accordance with recognized industry practices and taking into account: (i) the timing and amount of all distributions accrued or paid (without duplication) on all such relevant Units and (ii) all issuances of such Units over the period. The ending Net Asset Value of such Units used in calculating the internal rate of return will be calculated before giving effect to any allocation or accrual to the Performance

Participation Allocation and any applicable Servicing Fee expenses and without taking into account any accrued and unpaid taxes of any Intermediate Entity (or the receipts of such Intermediate Entity) through which the Partnership indirectly invests in an Investment or taxes paid by any such Intermediate Entity since the end of the prior Reference Period. For the avoidance of doubt, the calculation of the Hurdle Amount for any period will exclude any Units redeemed during such period, which such Units will be subject to the Performance Participation Allocation upon such redemption as described in Section 3.3. To the extent a class, or series of such class, of Units has a different Management Fee and/or Performance Participation Allocation than Class I-Series I Units, the corresponding Hurdle Amount will be calculated separately.
x.The definition of “Loss Carryforward Amount” is hereby deleted in its entirety and replaced with the following:
Loss Carryforward Amount: The Loss Carryforward Amount shall initially equal zero and shall cumulatively increase by the absolute value of any negative annual Total Return and decrease by any positive annual Total Return, provided, that the Loss Carryforward Amount shall at no time be less than zero and provided further, that the calculation of the Loss Carryforward Amount will exclude the Total Return related to any relevant Units redeemed during such year, which Units will be subject to the Performance Participation Allocation upon such redemption as described in Section 3.3. The effect of the Loss Carryforward Amount is that the recoupment of past annual Total Return losses will offset the positive annual Total Return for purposes of the calculation of the Performance Participation Allocation. This is referred to as a “High Water Mark.” To the extent a class, or series of such class, of Units has a different Management Fee and/or Performance Participation Allocation than Class I-Series I Units, the corresponding Loss Carryforward Amount will be calculated separately.
xi.The definition of “Memorandum” is hereby deleted in its entirety and replaced with the following:
Memorandum: The Third Amended and Restated Confidential Placement Memorandum of the Partnership, Blackstone Private Equity Strategies Fund (TE) L.P. and the Aggregator, dated as of May 2026, as amended, restated and/or supplemented from time to time.
xii.The definition of “Performance Participation Allocation” is hereby deleted in its entirety and replaced with the following:
Performance Participation Allocation: As defined in Section 3.3. To the extent a class, or series of such class, of Units has a different Management Fee and/or Performance Participation Allocation than Class I-Series I Units, the corresponding Performance Participation Allocation will be calculated separately.

xiii.The definition of “Total Return” is hereby deleted in its entirety and replaced with the following:
Total Return: For any period since the end of the prior Reference Period, the Total Return shall equal the sum of: (i) all distributions accrued or paid (without duplication) on the relevant Units of the Aggregator outstanding at the end of such period since the beginning of the then-current Reference Period plus (ii) the change in aggregate Net Asset Value of such Units of the Aggregator since the beginning of such year, before giving effect to (x) changes resulting solely from the proceeds of issuances of additional Units, (y) any allocation or accrual to the Performance Participation Allocation and (z) applicable Servicing Fee expenses (including any payments made to the Partnership for payment of such expenses allocable to such Units); provided, that the aggregate Net Asset Value of such Units shall be calculated without taking into account any accrued and unpaid taxes imposed on any Intermediate Entity (or the receipts of such Intermediate Entity) through which the Partnership indirectly invests in an Investment or taxes paid by any such Intermediate Entity since the end of the prior Reference Period minus (iii) all Fund Expenses of BXPE (to the extent not already reflected in clause (ii)) but excluding applicable expenses for Servicing Fees allocable to such Units. For the avoidance of doubt, the calculation of Total Return will (i) include any appreciation or depreciation in the Net Asset Value of any relevant Units issued during the then-current Reference Period but (ii) exclude the proceeds from the initial issuance of such Units. To the extent a class, or series of such class, of Units has a different Management Fee and/or Performance Participation Allocation than Class I-Series I Units, the corresponding Total Return will be calculated separately.
xiv.The definition of “Unit” is hereby deleted in its entirety and replaced with the following:
Unit: A fractional, undivided interest in the Partnership or any Feeder Fund and/or an interest in any Intermediate Entity or Parallel Fund, unless the context otherwise requires, including Class I-Series E Units, Class I-Series I Units, Class I-Series II Units, Class I-Series III Units, Class I-Series IV Units, Class S-Series E Units, Class S-Series I Units, Class D-Series E Units, Class D-Series I Units, Class N-Series E Units, Class N-Series I Units and such other classes, or series of such classes, of Units that may be issued by the Partnership or a Feeder Fund, as applicable, in the sole discretion of the General Partner.
(b)Section 2.4 of the Partnership Agreement is hereby deleted in its entirety and replaced with the following:
SECTION 2.4. Classes, or Series of Classes, of Units. The General Partner is hereby authorized to cause the Partnership to issue Units designated as Class I-Series E Units, Class I-Series I Units, Class I-Series II Units, Class I-Series III Units, Class I-Series IV Units, Class S-Series E Units, Class S-

Series I Units, Class D-Series E Units, Class D-Series I Units, Class N-Series E Units, Class N-Series I Units and such other classes, or series of such classes, of Units with such terms, rights and obligations as determined in the sole discretion of the General Partner. The General Partner may, in its sole discretion, at any time and from time to time, convert, reclassify or exchange any issued and outstanding Units of any class, or series of such class, into Units of one or more other classes or series (as applicable), in whole or in part, on a pro rata or non-pro rata basis, and with such allocation among holders as the General Partner determines in good faith to be equitable, in each case without the consent of any Limited Partner. Any conversion pursuant to this Section shall be effected by book entry without the need for further action by any holder and shall be final and binding on the Limited Partners absent manifest error.
(c)Section 3.3 of the Partnership Agreement is hereby deleted in its entirety and replaced with the following:
SECTION 3.3. Performance Participation Allocation
The General Partner shall be entitled to a distribution (the “Performance Participation Allocation”) from BXPE (directly or indirectly through an Intermediate Entity), (i) with respect to the first Reference Period, promptly following the end of the year (which shall accrue on a monthly basis) and (ii) with respect to all subsequent Reference Periods, upon the end of each quarter thereafter and at the other times described below (which shall accrue on a monthly basis) in an amount equal to:
(a)With respect to Class I-Series I Units, Class S-Series I Units, Class D-Series I Units and Class N-Series I Units:
(x)First, if the Total Return for the applicable period exceeds the sum of (1) the Hurdle Amount for that period and (2) the Loss Carryforward Amount (any such excess, “Excess Profits”), 100% of such annual Excess Profits until the total amount allocated to the General Partner equals 12.5% of the sum of (A) the Hurdle Amount for that period and (B) any amount allocated to the General Partner with respect to such Units pursuant to this clause; or
(y)Second, to the extent there are remaining Excess Profits, 12.5% of such remaining Excess Profits.
(b)With respect to Class I-Series E Units, Class I-Series II Units, Class I-Series III Units, Class I-Series IV Units, Class S-Series E Units, Class D-Series E Units and Class N-Series E Units:
(x)First, if the Total Return for the applicable period exceeds the sum of (1) the Hurdle Amount for that period and (2) the Loss Carryforward Amount, 100% of such annual Excess Profits until the total amount allocated to the General Partner equals

11.5% of the sum of (A) the Hurdle Amount for that period and (B) any amount allocated to the General Partner with respect to such Units pursuant to this clause; or
(y)Second, to the extent there are remaining Excess Profits, 11.5% of such remaining Excess Profits.
Any amount by which Total Return falls below the Hurdle Amount and that does not constitute Loss Carryforward Amount will not be carried forward to subsequent periods.
The General Partner will also be allocated a Performance Participation Allocation with respect to all Units that are redeemed in connection with redemptions of Units in an amount calculated as described above with the relevant period being the portion of the Reference Period for which such Unit was outstanding, and proceeds for any such Unit redemption will be reduced by the amount of any such Performance Participation Allocation.
The General Partner may elect to receive the Performance Participation Allocation in cash, Units of the Partnership or any Parallel Fund and/or shares, units or interests (as applicable) of Intermediate Entities (“Unit Allocation”). If the Performance Participation Allocation is paid in Units, such Units may be redeemed at the General Partner’s request, upon 60 days’ written notice to the Partnership, and will be subject to the volume limitations of the Partnership’s Unit Redemption Plan as described in Exhibit A (as amended from time to time, the “Unit Redemption Plan”) but not the early redemption deduction of the Unit Redemption Plan. Each class, or series of a class, of Units of the Partnership, any Feeder Funds and/or any Parallel Funds will bear (without duplication) the Performance Participation Allocation applicable to such class, or series of a class, of Units based on its interest in the corresponding class or series of the Aggregator.
Promptly following the end of each calendar quarter that is not also the end of a Reference Period, the General Partner will be entitled to a Performance Participation Allocation as described above calculated in respect of the portion of the year to date, less any Performance Participation Allocation received with respect to prior quarters in that year (the “Quarterly Allocation”). The Performance Participation Allocation that the General Partner is entitled to receive at the end of each Reference Period will be reduced by the cumulative amount of Quarterly Allocations that year.
If a Quarterly Allocation is made and at the end of a subsequent calendar quarter in the same Reference Period the General Partner is entitled to a lesser amount than the previously received Quarterly Allocation(s) (a “Quarterly Shortfall”), then subsequent distributions of any Quarterly Allocations or year-end Performance Participation Allocations in that Reference Period will be reduced by an amount equal to such Quarterly

Shortfall, until such time as no Quarterly Shortfall remains. If all or any portion of a Quarterly Shortfall remains at the end of a Reference Period following the application described in the previous sentence, distributions of any Quarterly Allocations and year-end Performance Participation Allocations in the subsequent four Reference Periods will be reduced by (i) the remaining Quarterly Shortfall plus (ii) an annual rate of 5% on the remaining Quarterly Shortfall measured from the first day of the Reference Period following the year in which the Quarterly Shortfall arose and compounded quarterly (collectively, the “Quarterly Shortfall Obligation”) until such time as no Quarterly Shortfall Obligation remains; provided, that the General Partner (or its Affiliate) will use the proceeds of any redemptions of its Unit Allocation (excluding Units that have been subsequently distributed to personnel of the General Partner or its Affiliates) made after a Quarterly Shortfall Obligation arose to make cash payments to reduce the Quarterly Shortfall and may make a full or partial cash payment to reduce the Quarterly Shortfall Obligation at any time; provided further, that if any Quarterly Shortfall Obligation remains following such subsequent four Reference Periods, then the General Partner (or its Affiliate) will promptly pay the Partnership the remaining Quarterly Shortfall Obligation in cash.
The measurement of the change in Net Asset Value per Unit for the purpose of calculating the Total Return is subject to adjustment by the General Partner to account for any dividend, split, recapitalization or any other similar change in the Partnership’s capital structure or any distributions that the General Partner deems to be a return of capital if such changes are not already reflected in the Partnership’s net assets.
Except as noted above with respect to Quarterly Allocations, the General Partner will not be obligated to return any portion of the Performance Participation Allocation paid due to the subsequent performance of the Partnership.
(d)Section 11.8(b) of the Partnership Agreement is hereby deleted in its entirety and replaced with the following:
EACH PARTNER AND THE PARTNERSHIP WAIVES, AND COVENANTS THAT SUCH PARTNER AND THE PARTNERSHIP SHALL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH THE DEALINGS OF ANY PARTNER OR THE PARTNERSHIP OR ANY OF ITS AFFILIATES IN CONNECTION WITH ANY REPRESENTATION, WARRANTY, COVENANT OR AGREEMENT CONTAINED IN THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED BY THIS AGREEMENT, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE.

NOTWITHSTANDING THE FOREGOING AND FOR THE AVOIDANCE OF DOUBT, SUCH WAIVER AND COVENANT BY A PARTNER AND THE PARTNERSHIP SHALL NOT APPLY TO ANY ISSUE, CLAIM OR PROCEEDING ARISING UNDER THE FEDERAL SECURITIES LAWS, INCLUDING THE RULES AND REGULATIONS PROMULGATED THEREUNDER, UNLESS OTHERWISE AGREED BY SUCH PARTNER AND THE PARTNERSHIP IN WRITING. THE PARTNERSHIP OR ANY PARTNER MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 11.8(B) WITH ANY COURT IN ANY JURISDICTION AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTNERS TO THE WAIVER OF THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY.
(e)Exhibit A of the Partnership Agreement is hereby deleted in its entirety and replaced with Exhibit A to this Amendment.
4.ENTIRE AGREEMENT. Except as amended by this Amendment, the Partnership Agreement remains unaltered and in full force and effect. The Partnership Agreement, as amended by this Amendment, embodies the entire understanding of the parties, supersedes any prior agreements or understandings with respect to the subject matter hereof, and cannot be altered, amended, supplemented, or abridged, or any provisions waived except in accordance with the Partnership Agreement.
5.COUNTERPARTS. This Amendment may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
6.GOVERNING LAW. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware and, in particular, the provisions of the Act, shall govern the validity of this Amendment, the construction of its terms and interpretation of the rights and duties of the parties.
[Signatures on next page]

IN WITNESS WHEREOF, the undersigned has executed this Amendment to the Partnership Agreement as of the date first above written.

GENERAL PARTNER:
BLACKSTONE PRIVATE EQUITY STRATEGIES ASSOCIATES L.P.
By:    BXPEA L.L.C., its general partner
By:    /s/ Viral Patel
Name:    Viral Patel
Title:    Senior Managing Director
[Signature Page to Amendment No. 1 to
Blackstone Private Equity Strategies Fund L.P. Third A&R LPA]

Exhibit A
BLACKSTONE PRIVATE EQUITY STRATEGIES FUND L.P.
BLACKSTONE PRIVATE EQUITY STRATEGIES FUND (TE) L.P.
Unit Redemption Plan
Definitions
Capitalized terms used herein and not defined shall have the meaning ascribed to them in the Partnership Agreement.
Business Day – shall mean a day which is not a Saturday, Sunday or a day on which banks in New York, New York are authorized or required by law to close.
Feeder – Blackstone Private Equity Strategies Fund (TE) L.P.
General Partner – shall mean Blackstone Private Equity Strategies Associates L.P., the general partner of the Partnership and any general partner substituted therefor in accordance with the Partnership Agreement.
Investment Manager – Blackstone Private Investments Advisors L.L.C.
NAV – shall mean the net asset value of the Partnership attributable to its Unitholders or the net asset value of a class, or series of a class, of its Units, as the context requires, determined in accordance with the Partnership’s Valuation Policy as adopted by the Partnership’s board of directors.
Partnership – shall mean Blackstone Private Equity Strategies Fund L.P., a Delaware limited partnership.
Partnership Agreement – shall mean the Third Amended and Restated Limited Partnership Agreement of the Partnership, as may be further amended, supplemented or restated from time to time.
Plan – shall mean this unit redemption plan of the Partnership.
Redemption Date – shall mean the last calendar day of the applicable calendar quarter or such other date as determined by the General Partner in accordance with this Plan.
Redemption Price – shall mean the redemption price per Unit for each class, or series of a class, of Units, which will be equal to the NAV per Unit of the applicable class, or series of a class, as of the Redemption Date.
Units – shall mean a fractional, undivided interest in the Partnership including Class I-Series E Units, Class I-Series I Units, Class I-Series II Units, Class I-Series III Units, Class I-Series IV Units, Class S-Series E Units, Class S-Series I Units, Class D-Series E Units, Class D-Series I Units, Class N-Series E Units, Class N-Series I Units and such other classes, or series of such classes, of Units that may be issued in the sole discretion of the General Partner.
Unitholders – shall mean the holders of Class I-Series E Units, Class I-Series I Units, Class I-Series II Units, Class I-Series III Units, Class I-Series IV Units, Class S-Series E Units, Class S-Series I Units, Class D-Series E Units, Class D-Series I Units, Class N-Series E Units, Class N-Series I Units and such other classes, or series of such classes, of Units that may be issued in the sole discretion of the General Partner.
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Unit Redemption Plan
Unitholders may request that the Partnership redeem Units through their financial advisor or directly with the Partnership’s transfer agent. The procedures relating to the redemption of the Units are as follows:
•Certain broker-dealers require that their clients process redemptions through their broker-dealer, which may impact the time necessary to process such redemption request, impose more restrictive deadlines than described under this Plan, impact the timing of a Unitholder receiving redemption proceeds and require different paperwork or process than described in this Plan. Unitholders should contact their broker-dealer first if they want to request the redemption of their Units.
•Under this Plan, to the extent the General Partner chooses to redeem Units in any particular calendar quarter, the Partnership will redeem Units as of the Redemption Date.
oFor each calendar quarter, a Unitholder may submit a redemption request and required documentation beginning the opening of business on the first (1st) Business Day of the first month of the applicable calendar quarter and until 4:00 p.m. (Eastern time) on the last Business Day of the first month of the applicable calendar quarter (such deadline, the “Redemption Deadline” and such submission period, the “Redemption Window”).
oFor the avoidance of doubt, a redeeming Unitholder will not be eligible to receive distributions that have a record date after the Redemption Date, if any.
•Redemption requests received and processed by the Partnership’s transfer agent will be effected at the Redemption Price (which will be equal to the NAV per Unit of the applicable class, or series of a class, as of the Redemption Date and which, for the avoidance of doubt, is generally determined on or around the twentieth (20th) Business Day following the Redemption Date), subject to any Early Redemption Deduction (as defined below). The Redemption Price will be made available to Unitholders by posting on the Partnership’s website at www.bxpe.com.
oFor illustrative purposes, for redemptions occurring during the calendar quarter ended December 31, Unitholders may submit redemption requests beginning the opening of business on October 1st and until 4:00 pm (Eastern time) on October 31st (assuming each such day is a Business Day) and accepted redemption requests will have a Redemption Date and a Redemption Price as of December 31st.
•Settlements of redemptions will generally be made in cash on or before thirty-five (35) calendar days after the Redemption Date. In advance of settlement of the cash amount, the Partnership may, promptly after the Redemption Deadline, issue a binding, non-interest bearing, non-transferable promissory note which, if issued, will be processed by the transfer agent for the benefit of all redeeming Unitholders and will provide for payment of the cash amount due under the promissory note to redeeming Unitholders on or before thirty-five (35) calendar days after the Redemption Date. A form of promissory note is attached hereto as Schedule A.
•Unitholders may withdraw any redemption request before 4:00 p.m. (Eastern time) on the Redemption Deadline of the applicable calendar quarter by notifying the Partnership’s transfer agent, directly or through the Unitholder’s financial intermediary, on the Partnership’s toll-free, automated telephone line, 844-702-1299. The line is open on each Business Day between the hours of 9:00 a.m. and 6:00 p.m. (Eastern time).
•If a redemption request is received after 4:00 p.m. (Eastern time) on the Redemption Deadline of the applicable calendar quarter, the redemption request will not be executed, and if a Unitholder still wishes to have its Units redeemed, the redemption request must be resubmitted after the start of the next Redemption Window or recommencement of the Plan, as applicable. Redemption requests
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received and processed by the Partnership’s transfer agent on a Business Day, but after the close of business on that day or on a day that is not a Business Day, will be deemed received on the next Business Day. All questions as to the form and validity (including time of receipt) of redemption requests and notices of withdrawal will be determined by the General Partner, in its sole discretion, and such determination shall be final and binding.
•Redemption requests may be made by mail or by contacting the Unitholder’s financial intermediary, both subject to certain conditions described in this Plan. If making a redemption request by contacting the Unitholder’s financial intermediary, the Unitholder’s financial intermediary may require the Unitholder to provide certain documentation or information. If making a redemption request by mail to the transfer agent, the Unitholder must complete and sign a redemption authorization form, a form of which is attached hereto as Schedule B. Written requests should be sent to the transfer agent at the following address:

Blackstone Private Equity Strategies Fund L.P. c/o SS&C GIDS, Inc.
PO Box 219338 Kansas City, MO 64121-9338 Overnight Address: Blackstone Private Equity Strategies Fund L.P. c/o SS&C GIDS, Inc. 801 Pennsylvania Avenue, PO Box 219338 Kansas City, MO 64105-1407
Corporate investors and other non-individual entities must have an appropriate certification on file authorizing redemptions. A signature guarantee may be required.
•For processed redemptions, Unitholders may request that redemption proceeds are to be paid by mailed check provided that the check is mailed to an address on file with the transfer agent for at least thirty (30) calendar days. Unitholders should check with their broker-dealer that such payment may be made via check or wire transfer, as further described below.
•Unitholders may also receive redemption proceeds via wire transfer, provided that wiring instructions for their brokerage account or designated U.S. bank account are provided. For all redemptions paid via wire transfer, the funds will be wired to the account on file with the transfer agent or, upon instruction, to another financial institution provided that the Unitholder has made the necessary funds transfer arrangements. The customer service representative can provide detailed instructions on establishing funding arrangements and designating a bank or brokerage account on file. Funds will be wired only to U.S. financial institutions.
•A medallion signature guarantee may be required in certain circumstances described below. A medallion signature guarantee may be obtained from a domestic bank or trust company, broker-dealer, clearing agency, savings association or other financial institution which participates in a medallion program recognized by the Securities Transfer Association. The three recognized medallion programs are the Securities Transfer Agents Medallion Program, the Stock Exchanges Medallion Program and the New York Stock Exchange, Inc. Medallion Signature Program. Signature guarantees from financial institutions that are not participating in any of these medallion programs will not be accepted. A notary public cannot provide signature guarantees. The Partnership reserves the right to amend, waive or discontinue this policy at any time and establish other criteria for verifying the authenticity of any redemption or transaction request. The
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Partnership may require a medallion signature guarantee if, among other reasons: (1) the amount of the redemption request is over $500,000; (2) a Unitholder wishes to have redemption proceeds transferred by wire to an account other than the designated bank or brokerage account on file for at least thirty (30) calendar days or sent to an address other than such Unitholder’s address of record for the past thirty (30) calendar days; or (3) the Partnership’s transfer agent cannot confirm a Unitholder’s identity or suspects fraudulent activity.
•If a Unitholder has made multiple purchases of the Partnership’s Units, any redemption request will be processed on a first in/first out basis.
Minimum Account Redemptions
In the event that any Unitholder fails to maintain the minimum balance of $500 of Units, the Partnership may redeem all of the Units held by that Unitholder at the Redemption Price in effect on the date the Partnership determines that such Unitholder has failed to meet the minimum balance, less any Early Redemption Deduction. Minimum account redemptions will apply even in the event that the failure to meet the minimum balance is caused solely by a decline in the Partnership’s NAV. Minimum account redemptions are subject to the Early Redemption Deduction.
Redemption Limitations
The General Partner may cause the Partnership to redeem fewer Units than have been requested in any particular calendar quarter to be redeemed under this Plan, or none at all, in its discretion at any time. In addition, redemptions under this Plan will be limited in any calendar quarter to 3% of the Partnership’s outstanding Units (by number of Units) as of the last calendar day of the immediately preceding calendar quarter.
If the quarterly volume limitation is reached in any particular calendar quarter or the General Partner determines to redeem fewer Units than have been requested to be redeemed in any particular calendar quarter, Units submitted for redemption for such calendar quarter will be redeemed on a pro rata basis after the Partnership has redeemed all Units for which redemption has been requested due to death, disability or divorce and other limited exceptions. Unsatisfied redemption requests will not be automatically carried over to the next Redemption Window and, in order for a redemption request to be reconsidered, Unitholders must resubmit their redemption request after the start of the next Redemption Window, or upon the recommencement of this Plan, as applicable. Unitholders who are exchanging a class, or series of a class, of Units for an equivalent aggregate NAV of another class, or series of a class, of Units will not be subject to and will not be treated as redeeming for the calculation of, the 3% quarterly calculation on redemptions and will not be subject to the Early Redemption Deduction.
Should redemption requests, in the General Partner’s judgment, place an undue burden on the Partnership’s liquidity, adversely affect the Partnership’s operations or risk having an adverse impact on the Partnership as a whole, or should the General Partner otherwise determine that investing its liquid assets or other investments rather than redeeming the Partnership’s Units is in the best interests of the Partnership as a whole, the General Partner may choose to redeem fewer Units in any particular calendar quarter than have been requested to be redeemed, or none at all. Further, the General Partner (with the approval of the Independent Directors) may make exceptions, modify or suspend this Plan (including to make exceptions to the redemption limitations, or redeem fewer Units than such redemption limitations) if, in its reasonable judgment, it deems such action to be in the best interest of the Partnership and its Unitholders including, but not limited to, for tax, regulatory or other structuring reasons. Material amendments to and/or suspension of this Plan may be made by the General Partner (with the approval of the Independent Directors) and will be promptly disclosed in a current or periodic report filed with the Securities and Exchange Commission at www.sec.gov. In addition, the General Partner (with the approval of the Independent Directors) may determine to suspend this Plan due to regulatory changes, changes in
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law or if the General Partner becomes aware of undisclosed material information that it believes should be publicly disclosed before Units are redeemed. The General Partner (with the approval of the Independent Directors) must affirmatively authorize the recommencement of this Plan if it is suspended before Unitholder requests will be considered again.
As described in the Partnership’s Memorandum, Units held by the Investment Manager acquired as payment of the Investment Manager’s management fee may be redeemed at the Investment Manager’s request, upon 60 days’ written notice to the Partnership, and will be subject to the quarterly volume limitations described herein but not the Early Redemption Deduction. In addition, any redemptions of Units in respect of distributions on the Performance Participation Allocation to the General Partner may be redeemed at the General Partner’s request, upon 60 days’ written notice to the Partnership, and will be subject to the quarterly volume limitations described herein but not the Early Redemption Deduction.
Early Redemption Deduction
Subject to limited exceptions, Class I-Series I Units, Class I-Series II Units, Class I-Series III Units, Class I-Series IV Units, Class S-Series I Units, Class D-Series I Units and Class N-Series I Units that have not been outstanding for at least two years and Class I-Series E Units, Class S-Series E Units, Class D-Series E Units and Class N-Series E Units that have not been outstanding for at least four years will be subject to an early redemption deduction equal to 5% of the value of the NAV of the Units being redeemed (an “Early Redemption Deduction”), without duplication by the Feeder. The two-year and four-year holding periods, as applicable, are measured as of the subscription closing date immediately following the prospective Redemption Date. This Early Redemption Deduction will also generally apply to minimum account redemptions. The Early Redemption Deduction will not apply to Units acquired through the Partnership’s distribution reinvestment plan.
For illustrative purposes, a Unitholder that acquires Class D-Series I Units on January 1 would not incur an Early Redemption Deduction for participating in a Redemption Window that has a valuation date of December 31 of the following year (or anytime thereafter); a Unitholder that acquires Class D-Series E Units on January 1 would not incur an Early Redemption Deduction for participating in a redemption that has a valuation date of December 31 four years later (or anytime thereafter).
The General Partner may, from time to time, waive the Early Redemption Deduction in its discretion, including, without limitation, in the following circumstances (subject to conditions described below):
•redemptions resulting from death, qualifying disability or divorce of a Unitholder;
•in the event that a Unitholder’s Units are redeemed because such Unitholder has failed to maintain the $500 minimum account balance;
•in the case of redemptions arising from the rebalancing of a model portfolio sponsored by a financial intermediary; or
•due to trade or operational error.
The Early Redemption Deduction will not apply to Units acquired through the Partnership’s distribution reinvestment plan. In addition, Units are sold to certain investment vehicles (including Feeder Funds, Parallel Funds, registered investment companies or other investment funds), discretionary model portfolios and other similar arrangements. The General Partner, in its discretion, may waive the Early Redemption Deduction for such investment vehicles, discretionary model portfolios and other similar arrangements in appropriate circumstances, including, but not limited to, for administrative, operational, rebalancing, regulatory or other purposes.
As set forth above, the Partnership may waive the Early Redemption Deduction in respect of redemption of Units resulting from the death, qualifying disability (as such term is defined in Section 72(m)(7) of the
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Code) or divorce of a Unitholder who is a natural person, including Units held by such Unitholder through a trust or an individual retirement account or other retirement or profit-sharing plan, after (i) in the case of death, receiving written notice from the estate of the Unitholder, the recipient of the Units through bequest or inheritance, or, in the case of a trust, the trustee of such trust, who shall have the sole ability to request redemption on behalf of the trust, (ii) in the case of qualified disability, receiving written notice from such Unitholder, provided that the condition causing the qualifying disability was not pre-existing on the date that the Unitholder became a Unitholder or (iii) in the case of divorce, receiving written notice from the Unitholder of the divorce and the Unitholder’s instructions to effect a transfer of the Units (through the redemption of the Units by the Partnership and the subsequent purchase by the Unitholder) to a different account held by the Unitholder (including trust or an individual retirement account or other retirement or profit-sharing plan). The Partnership must receive the written redemption request within 12 months after the death of the Unitholder, the initial determination of the Unitholder’s disability or divorce in order for the requesting party to rely on any of the special treatment described above that may be afforded in the event of the death, disability or divorce of a Unitholder. In the case of death, such a written request must be accompanied by a certified copy of the official death certificate of the Unitholder. If spouses are joint registered holders of Units, the request to have the Units redeemed may be made if either of the registered holders dies or acquires a qualified disability. If the Unitholder is not a natural person, such as certain trusts or a partnership, Corporation or other similar entity, the right to waiver of the Early Redemption Deduction upon death, disability or divorce does not apply.
Restrictions on Certain Unitholders
Certain Unitholders in the future may agree to certain terms in their subscription agreements with the Partnership, including a minimum holding period before seeking to participate in the Plan and additional limitations.
Unitholders of the Feeder
The Feeder, as an investor in the Partnership, participates in this Plan. Unitholders of the Feeder shall have a right to participate in this Plan under the same terms as direct Unitholders of the Partnership.
Items of Note
•     Unitholders will not receive interest on amounts represented by uncashed redemption checks;
•     Under applicable anti-money laundering regulations and other federal regulations, redemption requests may be suspended, restricted or canceled and the proceeds may be withheld; and
•    All Units requested to be redeemed must be beneficially owned by the Unitholder of record making the request or his or her estate, heir or beneficiary, or the party requesting the redemption must be authorized to do so by the Unitholder of record or his or her estate, heir or beneficiary, and such Units must be fully transferable and not subject to any liens or encumbrances. In certain cases, the Partnership may ask the requesting party to provide evidence satisfactory to the Partnership that the Units requested for redemption are not subject to any liens or encumbrances. If the Partnership determines that a lien exists against the Units, the Partnership will not be obligated to redeem any Units subject to the lien.
Mail and Telephone Instructions
The Partnership and its transfer agent will not be responsible for the authenticity of mail or phone instructions or losses, if any, resulting from unauthorized Unitholder transactions if they reasonably believe that such instructions were genuine. The Partnership’s transfer agent has established reasonable procedures to confirm that instructions are genuine including requiring the Unitholder to provide certain specific identifying information on file and sending written confirmation to Unitholders of record. The
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Partnership and the Partnership’s transfer agent shall not be liable for failure by the Unitholder or its agent to properly act upon instructions in a timely manner under any circumstances. Failure by the Unitholder or its agent to notify the Partnership’s transfer agent within sixty (60) calendar days from receipt of such confirmation, that the instructions were not properly acted upon or any other discrepancy will fully relieve the Partnership, the Partnership’s transfer agent and the financial advisor of any liability with respect to the discrepancy.
EX A-7

Schedule A

Form of Promissory Note for Redemption of Units
BLACKSTONE PRIVATE EQUITY STRATEGIES FUND L.P.
Dated: [Insert Date]
FOR VALUE RECEIVED, Blackstone Private Equity Strategies Fund L.P. (“Payor” or the “Partnership”), a Delaware limited partnership issuing its limited partnership units (“Units”), hereby promises to pay [insert name of payee] (“Payee”), the Payment Amount (as defined in Section 2) in a single installment as discussed below. Capitalized terms not defined herein shall have the meaning ascribed to them in the Unit Redemption Plan of the Partnership.
This Note is being issued so that Payor may redeem Units (the “Redeemed Units”) from Payee pursuant to the terms and subject to the conditions set out in the Unit Redemption Plan of the Partnership and the Redemption Authorization Form submitted by the Payee. This Note is not negotiable and is not interest-bearing.
1. General Payment Provisions. The Payor will pay the Payment Amount under this Note in a single installment in such currency of the United States of America as will be legal tender at the time of payment. Payment under this Note will be made by wire transfer to Payee’s account at Payee’s authorized agent as previously identified to Payor by Payee.
2. Payment. The “Payment Amount” will be an amount equal to the net asset value of the Redeemed Units determined as of [insert last calendar day of the applicable calendar quarter] (“Redemption Date”) reduced by the Early Redemption Deduction, if applicable. Unless the existence of changes in tax or other laws or regulations or unusual market conditions result in a delay, the Payor will make payment under this Note on or before thirty-five (35) calendar days after the Redemption Date.
Units with a Redemption Date that is within the applicable holding period set forth in the Plan following the initial issue date of such Units being redeemed are subject to the Early Redemption Deduction at a rate of 5% of the aggregate net asset value of such Units by the Partnership.
3. Optional Prepayment. This Note may be prepaid, without premium, penalty or notice, at any time.
4. Events of Default.
(a) The occurrence of any of the following events shall be deemed to be an “Event of Default” under this Note:
(i) The Payor defaults in payment when due and any such default continues for a period of ten (10) calendar days; or
(ii) (1) The Payor commences any proceeding or other action relating to the Partnership in bankruptcy or seeks reorganization, arrangement, readjustment, dissolution, liquidation, winding-up, relief or composition of the Partnership or the debts of the Partnership under any law relating to bankruptcy, insolvency or reorganization or relief of debtors; (2) the Payor applies for, or consents or acquiesces to, the appointment of a receiver, conservator, director or similar officer for the Partnership or for all or substantially all of the property of the Partnership; (3) the Payor makes a general assignment for the
SCH A-1

benefit of creditors of the Partnership; or (4) the Payor generally admits its inability to pay its debts with respect to the Partnership as they become due and payable; or
(iii) (1) The commencement of any proceeding or the taking of any other action against the Partnership in bankruptcy or seeking reorganization, arrangement, readjustment, dissolution, liquidation, winding-up, relief or composition of the Partnership or the debts of the Partnership under any law relating to bankruptcy, insolvency or reorganization or relief of debtors and the continuance of any of such events for sixty (60) calendar days undismissed, unbonded or undischarged; or (2) the appointment of a receiver, conservator, director or similar officer for the Payor or for all or substantially all of the property of the Partnership and the continuance of any such event for sixty (60) calendar days undismissed, unbonded or undischarged.
(b) Upon the occurrence of an Event of Default, the entire unpaid amount of this Note outstanding shall become immediately due and payable, without presentment, demand, protest, or other notice of any kind, all of which are expressly waived, and without any action on the part of the Payee.
5. Miscellaneous.
(a) Governing Law; Consent to Jurisdiction. This Note and the rights and remedies of the Payor and Payee will be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be wholly performed within such State, without regard to the conflict of laws principles of such State. Any legal action, suit or proceeding arising out of or relating to this Note may be instituted in any state or federal court located within the County of New York, State of New York, and each party hereto agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the venue of the action, suit or proceeding is improper or that this Note or the subject matter hereof may not be enforced in or by such court.
(b) Notices. All communications under this Note will be given in writing, sent by telecopier or registered mail to the address set forth below or to such other address as such party will have specified in writing to the other party hereto, and will be deemed to have been delivered effective at the earlier of its receipt or within two (2) days after dispatch.

If to Payor, to:	Blackstone Private Equity Strategies Fund L.P. 345 Park Avenue New York, New York 10154 Telephone: (212) 583-5000

If to Payee, to:	[Insert contact information for the Payee]
(c) Severability, Binding Effect. Any provision of this Note that is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.
(d) Amendment; Waiver. No provision of this Note may be waived, altered or amended, except by written agreement between the Payor and Payee.
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(e) Waiver of Presentment. Payor hereby waives presentment, protest, demand for payment and notice of default or nonpayment to or upon Payor with respect to this Note.
(f) Entire Agreement. This Note and the Unit Redemption Plan set out the entire agreement between the parties and supersede any prior oral or written agreement between the parties.
(g) Delaware Limited Partnership. The obligations of the Partnership under this Note are not binding upon any director or unitholder of the Partnership personally, but bind only the Partnership and the Partnership’s property. Notice is hereby given that this instrument is executed on behalf of the Directors of the Partnership as directors and not individually and that the obligations of or arising out of this instrument are not binding on any of the Directors, executive officers or unitholders individually, but are binding only upon the property of the Partnership.
IN WITNESS WHEREOF, Payor has duly caused this Note to be duly executed as of the date first above written.

BLACKSTONE PRIVATE EQUITY STRATEGIES FUND L.P.

By:
Name:	[ ]
Title:	[ ]

SCH A-3

Schedule B

Form of Redemption Authorization Form

Redemption Authorization Form for Blackstone Private Equity Strategies Fund L.P. or Blackstone Private Equity Strategies Fund (TE) L.P.
Use this form to request redemption of your Units in Blackstone Private Equity Strategies Fund L.P. (the “Partnership”) or Blackstone Private Equity Strategies Fund (TE) L.P. (the “Feeder”). Please complete all sections below. Capitalized terms not defined herein shall have the meaning ascribed to them in the Unit Redemption Plan of the Partnership.
1 REDEMPTION FROM THE FOLLOWING ACCOUNT

Name(s) on the Account

Account Number	Social Security Number/TIN

Financial Advisor Name	Financial Advisor Phone Number

2 REDEMPTION AMOUNT (Check one, required)	3 REDEMPTION TYPE (Check one, required)

☐ All Units	☐ Normal

☐ Number of Units	☐ Death

☐ Disability ☐ Divorce
Additional documentation is required if redeeming due to Death, Disability or Divorce. Contact Investor Relations for detailed instructions at 844-702-1299.
4 PAYMENT INSTRUCTIONS (Select only one)
A non-transferable, non-interest bearing promissory note for the net asset value of the redeemed Units may be issued to the undersigned Unitholder if the Partnership accepts for redemption the Units submitted
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hereby. The undersigned Unitholder acknowledges that SS&C GIDS, Inc., the Partnership’s transfer agent, will process the promissory note on behalf of the undersigned Unitholder.
Indicate how you wish to receive your cash payment below. If an option is not selected, a check will be sent to your address of record. Redemption proceeds for qualified accounts, including IRAs and other Custodial accounts, and certain Broker-controlled accounts as required by your Broker/Dealer of record, will automatically be issued to the Custodian or Broker/Dealer of record, as applicable. All Custodial held and Broker-controlled accounts must include the Custodian and/or Broker/Dealer signature.

☐ Cash/Check Mailed to Address of Record

☐ Cash/Check Mailed to Third Party/Custodian (Signature Guarantee required)

☐ I authorize Blackstone Private Equity Strategies Fund L.P. or Blackstone Private Equity Strategies Fund (TE) L.P., as applicable, or its agent to deposit my distribution into my checking or savings account.

Name / Entity Name / Financial Institution	Mailing Address

City	State	Zip Code	Account Number
☐ Cash/Direct Deposit Attach a pre-printed voided check. (Non-Custodian Investors Only)
I authorize Blackstone Private Equity Strategies Fund L.P. or Blackstone Private Equity Strategies Fund (TE) L.P., as applicable, or its agent to deposit my distribution into my checking or savings account. In the event that Blackstone Private Equity Strategies Fund L.P. or Blackstone Private Equity Strategies Fund (TE) L.P., as applicable, deposits funds erroneously into my account, they are authorized to debit my account for an amount not to exceed the amount of the erroneous deposit.

Financial Institution Name	Mailing Address	City	State

Your Bank’s ABA Routing Number	Your Bank Account Number
PLEASE ATTACH A PRE-PRINTED VOIDED CHECK

5 UNIT REDEMPTION PLAN CONSIDERATIONS (Select only one)
The Plan contains limitations on the number of Units that can be redeemed under the Plan during any calendar quarter. In addition to these limitations, the General Partner cannot guarantee that the Partnership will have sufficient funds to accommodate all redemption requests made in any applicable Redemption
SCH B-2

Window and the General Partner may cause the Partnership to redeem fewer Units than have been requested in any particular calendar quarter, or none at all. If the quarterly volume limitation is reached in any particular calendar quarter or the General Partner determines to redeem fewer Units than have been requested to be redeemed in any particular calendar quarter, Units submitted for redemption for such calendar quarter will be redeemed on a pro rata basis after the Partnership has redeemed all Units for which redemption has been requested due to death, disability or divorce and other limited exceptions. If redemption requests are reduced on a pro rata basis after the Partnership has redeemed all Units for which redemption has been requested due to death, disability or divorce or other limited exceptions, you may elect (at the time of your redemption request) to either withdraw your entire request for redemption or have your request honored on a pro rata basis. If you wish to have the remainder of your initial request redeemed, you must resubmit a new redemption request for the remaining amount. Please select one of the following options below. If an option is not selected, your redemption request will be processed on a pro rata basis, if needed.
☐    Process my redemption request on a pro rata basis.
☐    Withdraw (do not process) my entire redemption request if amount will be reduced on a pro rata basis.
6 AUTHORIZATION AND SIGNATURE
IMPORTANT: Signature Guarantee may be required if any of the following applies:
•    Amount to be redeemed is $500,000 or more.
•     The redemption is to be sent to an address other than the address we have had on record for the past thirty (30) days.
•     The redemption is to be sent to an address other than the address on record.
•     If name has changed from the name in the account registration, we must have a one-and-the-same name signature guarantee. A one-and-the-same signature guarantee must state “<Previous Name> is one-and-the-same as <New Name>” and you must sign your old and new name.
•    The redemption proceeds are deposited directly according to banking instructions provided on this form. (Non-Custodial Investors Only)
SCH B-3

Investor Name (Please Print)	Signature	Date

Co-Investor Name (Please Print)	Signature	Date

Signature Guarantee (Affix Medallion or Signature Guarantee Stamp Below)	Custodian and/or Broker/Dealer Authorization (if applicable) Signature of Authorized Person
*    Please refer to the Partnership Agreement and Memorandum you received in connection with your initial investment, for a description of the current terms of the Plan. The Redemption Price will be available on the Partnership’s website at www.bxpe.com. There are various limitations on your ability to request that the Partnership redeems your Units, including, subject to certain exceptions, the Early Redemption Deduction if your Units have been outstanding for less than the applicable holding period as described in the Partnership Agreement and Memorandum. In addition, redemptions under this Plan will be limited in any calendar quarter to 3% of the Partnership’s outstanding Units (by number of Units) as of the last calendar day of the immediately preceding calendar quarter. The General Partner (with the approval of the Independent Directors) may determine to make exceptions to, amend or suspend the Plan without Unitholder approval. Material amendments and/or suspension of this Plan may be made by the General Partner (with the approval of the Independent Directors) and will be promptly disclosed in a current or periodic report filed with the Securities and Exchange Commission at www.sec.gov. Redemption of Units, when requested, will generally be made quarterly. All requests for redemption must be received in good order by the Redemption Deadline, which is 4:00 p.m. (Eastern time) as of the last Business Day of the first month of the applicable calendar quarter. A Unitholder may withdraw his or her redemption request by notifying the transfer agent, directly or through the Unitholder’s financial intermediary, on the Partnership’s toll-free, automated telephone line, 844-702-1299. Redemption requests must be cancelled before 4:00 p.m. (Eastern time) on the applicable Redemption Deadline. The General Partner cannot guarantee that the Partnership will have sufficient available funds or that the Partnership will otherwise be able to accommodate any or all requests made in any applicable redemption period. All questions as to the form and validity (including time of receipt) of redemption requests and notices of withdrawal will be determined by the General Partner, in its sole discretion, and such determination shall be final and binding.

Mail to: Blackstone Private Equity Strategies Fund L.P. ☐ SS&C GIDS, Inc. ☐ PO Box 219338 ☐ Kansas City, MO 64121-9338
Overnight Delivery: Blackstone Private Equity Strategies Fund L.P. ☐ SS&C GIDS, Inc. ☐ 801 Pennsylvania Avenue PO Box 219338 ☐ Kansas City, MO 64105-1407
Investor Relations: 844-702-1299

SCH B-4